CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
THERMADYNE INTERNATIONAL CORP.

Thermadyne International Corp., a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware,
DOES HEREBY CERTIFY:
FIRST: That the Board of Directors of said corporation, by the unanimous written consent of its members, filed with the minutes of the Board, adopted a resolution proposing and declaring advisable the following amendment to the Certificate of Incorporation of said corporation:
RESOLVED, that the Certificate of Incorporation of Thermadyne International Corp. be amended by changing First Article thereof so that, as amended, said Article shall be and read as follows:
The name of the Corporation is: Victor Technologies Foreign Investments Corp.
SECOND: That in lieu of a meeting and vote of stockholders, the stockholders have given unanimous written consent to said amendment in accordance with the provisions of Section 228 of the General Corporation Law of the State of Delaware.
THIRD: That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Sections 242 and 228 of the General Corporation Law of the State of Delaware.
IN WITNESS WHEREOF, the undersigned has duly executed this Amendment to Certificate of Incorporation on this 5th day of June, 2012.

/s/ Nick H. Varsam
Name: Nick H. Varsam
Title: Vice President, General Counsel and
Secretary